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                                                                   EXHIBIT 10.1


September 15, 1997


Mr. and Mrs. William Warshauer
Alchem Aluminum, Inc.
368 West Garfield Avenue
Coldwater, Michigan  49036

Dear Bill and Louise:

         This letter will confirm the understandings of IMCO Recycling Inc. ("IMCO") and each of you (the "Sellers") with respect to IMCO's purchase of all of the outstanding shares of capital stock of Alchem Aluminum, Inc. ("Alchem"). The material terms of the proposed transaction are as follows:

         1. Purchase of Stock. IMCO will purchase all of the outstanding capital stock of Alchem (the 'Stock"), all of which is owned by the Sellers. At closing, the Sellers will deliver the Stock to IMCO free and clear of all liens and encumbrances.

         2. Purchase Price. The total purchase price for the Stock will be $49,250,000, less the amount of Alchem's obligations for borrowed money as of the closing. The purchase price will be paid in shares of IMCO common stock. The average closing price of IMCO common stock for the 20 trading days preceding the date of this letter will be utilized to determine the number of shares of IMCO common stock to be issued at closing.

         3. Registration Rights. The IMCO common stock to be issued at closing will consist of newly issued shares not registered with the Securities and Exchange Commission. In order to provide liquidity, IMCO will provide the Sellers with "piggy back" registration rights beginning in 1998, and with one demand registration right beginning three years after closing. The specific terms of such registration rights will be mutually agreed upon.

         4. Transfer Restrictions. All shares of IMCO common stock issued at closing will be restricted from resale. However, up to 350,000 of the shares may be freely transferred after one year, up to an additional 350,000 shares may be transferred after two years, and all the remaining shares may be transferred after three years.

         5. Escrow. An aggregate of 150,000 shares of the IMCO common stock issued at closing will be held in escrow for a period of three years in order to assure IMCO an adequate remedy against potential breaches of the Sellers' representation and warranties set forth in the definitive purchase agreement.

         6. Employment Agreements. Key employees of Alchem will enter into employment agreements, which will include non-competition provisions.



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         7. Definitive Purchase Agreement. The parties intend to negotiate and execute a definitive purchase agreement (which will set forth the definitive terms of the transaction) as soon as is practicable. In the definitive purchase agreement, Alchem and the Sellers will make standard representations and warranties concerning title to the Alchem stock, the absence of material litigation, the absence of environmental liabilities, the financial condition of Alchem, and other standard representations and warranties which are customary in a transaction of this nature.

         8. No Other Negotiations. Until October 31, 1997, neither Alchem nor any of the Sellers will enter into discussions or negotiations with any individual or firm (other than IMCO) relating to the sale of all or substantially all of the stock of Alchem, the sale of all or substantially all of its assets, a merger or consolidation, the issuance of capital stock of Alchem, or any other form of business combination or capital transaction with Alchem. The Sellers will immediately terminate any other existing discussions or negotiations with respect to any of the foregoing.

         9. No Disclosure. All parties will hold this letter and its contents in strict confidence, and will not disclose this letter or its contents without the prior written authorization of the other parties, subject to the requirements of applicable law.

         10. Operations of Alchem. From the date of this letter until the closing of the transaction, the Sellers will cause the operations of Alchem to be conducted in the ordinary course, consistent with past practice.

         11. Expenses. The Sellers (on the one hand) and IMCO (on the other hand) will each pay all of their respective expenses in connection with the transaction. However, IMCO will pay the filing fee in connection with the initial filings of the parties under the Hart-Scott- Rodino Antitrust Improvements Act of 1976.

         12. Conditions. The transaction described above will be subject to, among other conditions, the following:

         (a) Execution and delivery of a definitive purchase agreement setting forth the terms and conditions of the transaction, and containing usual and customary representations and warranties, covenants, indemnities and closing conditions;

         (b)      Approval of the Board of Directors of IMCO;

         (c) Satisfactory "due diligence" examination by IMCO of all aspects of the proposed transaction;

         (d) Compliance with the Hart-Scott Rodino Antitrust Improvements Act of 1976;

         (e) There must be no material change in the financial condition or operations of Alchem from that reflected in Alchem's financial statements dated June 30, 1997; and


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         (f)      Receipt of a satisfactory Phase 1 environmental report.

         No provision of this letter will constitute a legally binding obligation of any party unless included in the definitive purchase agreement contemplated hereby (except with respect to items 8 and 9, which are intended to be legally binding).

         If the foregoing terms correctly set forth our understandings, please so indicate by executing the enclosed copy of this letter and returning the copy to the undersigned.

Very truly yours,


IMCO RECYCLING INC.


By:  /s/ Don V. Ingram
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     Don V. Ingram
     Chairman of the Board and CEO


AGREED TO AND ACCEPTED:


/s/ William Warshauer
------------------------------------
William Warshauer


/s/ Louise Warshauer
------------------------------------
Louise Warshauer


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